Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Paymentus Holdings, Inc. of our report dated March 22, 2021, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is May 13, 2021 relating to the financial statements of Paymentus Holdings, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

May 17, 2021